Exhibit 10-a-1

Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7121 USA 800-535-5560 Tel meritor.com
Jeffrey A. Craig
Troy, MI

April 29, 2015

Dear Jay:

In connection with your appointment as Chief Executive Officer and President of Meritor, Inc. (“Company” or “Meritor”), this letter confirms the specific terms of your annual base salary, annual incentive plan award and long-term incentives for fiscal year 2015 under your employment letter dated as of April 29, 2015 (the “2015 Employment Letter”).
1.     Base Salary
Your annual base salary will be $850,000 effective May 1, 2015.
2.    Annual Incentive Plans
Your target award under the Company’s annual incentive plan (“Incentive Compensation Plan” or “ICP”) for fiscal 2015 will be based on 100% multiplied by your base salary at the end of the fiscal year.
3.    Long-Term Incentives
You will participate in the Company’s Long-Term Incentive Plan (“LTIP”) performance cycle for fiscal 2015-2017, and in addition to the LTIP award you were granted in December 1, 2014 with respect to the fiscal 2015-2017 performance cycle, you will receive a grant on August 1, 2015 of additional LTIP awards for the fiscal 2015-2017 performance cycle with an aggregate target award opportunity of $1,700,000, provided that you continue to be employed by the Company as Chief Executive Officer and President on the grant date. The LTIP awards will be composed of (i) performance share units with a grant date cash value of $1,190,000 subject to the achievement of the same performance objectives over the three-year performance period for the fiscal 2015-2017 performance cycle as apply to your December 1, 2014 grant of performance share units, which will be subject to the terms of a Performance Share Unit Agreement in the form previously approved by the Compensation and Management Development Committee (the “Committee”) and the LTIP and will vest on August 1, 2018, provided that you are still employed by the Company or a subsidiary or affiliate of the Company on that date and (ii) restricted share units with a grant date cash value of $510,000, which will be subject to the terms of a Restricted Share Unit Agreement in the form previously approved by the Committee and the LTIP and will vest on August 1, 2018, provided that you are still employed by the Company or a subsidiary or affiliate of the Company on that date.
In addition, you will be eligible to participate in the Company’s fiscal 2016-2018 LTIP cycle with a target award opportunity of $3,500,000 in accordance with the provisions of the LTIP and as approved by the Committee, provided that you continue to be employed by the Company as Chief Executive Officer and President on the grant date.

Jeffrey Craig
April 29, 2015
2 of 2

Payment of any awards under the LTIP will be made in accordance with the terms and conditions of the LTIP and any related award agreements.

The foregoing is subject in all respects to the terms of the 2015 Employment Letter.

Sincerely,
/s/ Ivor J. Evans
Ivor J. Evans
Executive Chairman of the Board of Directors
Meritor, Inc.
Accepted:
/s/ Jeffrey A. Craig          April 27, 2015
Jeffrey A. Craig                 Date